 Exhibit 10.12

Term Sheet

for

the Acquisition of Assets

of

Network Foundation Technologies, LLC
by

StationDigital Corporation

January 19, 2015

This term sheet (“Term Sheet”) summarizes the principal terms of the proposed combination (the “Combination”) of Network Foundation Technologies, LLC (“NIFTY”) and StationDigital Corporation (“StationDigital”)

NIFTY

NIFTY is a closely-held private California limited liability company which has designed, developed and patented a technology enabling practical streaming of live television over the Internet with:

•         14 Patents covering Systems and Methods for distributing Data and Content over a Computer Network;

•         A number of potential claims against major technology companies in connection with the violation of its patents;

•         Approximately 13.9 Million Units of Limited Partnership Interests Outstanding approximately 52% of which are owned by Dr. Michael O’Neal and Marcus Morton, 21%, by initial investors which contributed approximately $1.1 million in capital and 27% by the “Montauk Group” which contributed approximately $7.25 million in capital; and

•         Total liabilities of $1.1 Million as of November 3, 2014 consisting of Accounts Payable of approximately $105,000 and amounts due Shareholders of approximately $995,000.

StationDigital

StationDigital is a Delaware corporation with a digital media broadcast business:

  with an average of over 340,000 monthly active sessions per month since March of 2014;
  traded on the OTC QB;
  82,341,826 shares of common stock issued and outstanding as of November 11, 2014;
  $2,187,500 15% Convertible Secured Note outstanding with $500,000 March 31, 2015 maturity date and the rest spread over the next 4 months, as of November 11, 2014;
  3,675,000 warrants convertible at 45 cents

Definitive Agreements	Subject to the terms and provisions of this Term Sheet, the parties agree to negotiate toward the execution of definitive transaction agreements (collectively, the “Definitive Agreement”) setting forth the terms and conditions of the transactions contemplated by this Term Sheet. In addition to the terms and conditions set forth in this Term Sheet, the Definitive Agreements will contain such additional, representation, warranties, covenants, conditions, indemnities and terms as are customary of transactions of the type contemplated by this Term Sheet.

Transaction Structure

The Transaction will be effected through an Asset Purchase (“AP”), as detailed in an Asset Purchase Agreement (“APA”), (collectively, the Transaction”) pursuant to which:

  StationDigital will permit NIFTY to assign two of the five board seats.
  StationDigital, or subsidiary, will acquire all or substantially all of the assets, patents, patents pending including but not limited to the attached schedule of assets of NIFTY in exchange for such number of shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) convertible into 29% of the outstanding shares of StationDigital’s common stock as of the date of closing. To the extent the senior secured note of 2.4 million in debt is converted prior to the date of closing, the amount of outstanding shares of StationDigital’s common stock will be adjusted upwards. (Please see Table 1.) Otherwise, the amount of outstanding shares of StationDigital’s common stock will be calculated as of the date of closing.

Such Series B Preferred Stock Shall:

Carry a Conversion Price of $.45;

Vote on an “as converted basis;”

Rank pari - passu with the Common Stock in the event of disloution.

Be convertible at any time following the first anniversary of issuance: (i) at the option of the holder; and (ii) at the option of the Company, at such time when the 20 Day Volume Weighted Average Exercise Price (“VWAP”) exceeds 150% of the Conversion Price;

Carry weighted average anti-dilution protection for a period of 18 months, for additional issuances of Common Stock or Common Stock Equivalents for issuances below the Conversion Price. Such anti-dilution protection shall carry customary exclusions for items such as ESOP grants, dividends and grants pursuant to Celebrity Endorsements.

  For a period of 3 years after the Closing, StationDigital will pay pre-merger shareholders (as set forth on the capitalization table to be annexed as a schedule to the Definitive Agreement) ten percent (10%) of the net proceeds obtained from any patent litigation or patent licensing after deduction of all related legal fees, costs and expenses. These sums will be paid within 120 days after the end of the fiscal year.

Conditions

The Transaction is subject to and conditioned on the following:

  each party’s completion and satisfaction with the result of its legal, financial and business due diligence investigations;
  approval of the transaction structure by each party’s tax advisors;
  approval by the board of directors of StationDigital and the members of NIFTY;
  negotiation and execution of Definitive Agreements;
  approval of the Definitive Agreements and the Transaction by any necessary governmental authorities, including, but not limited to the Federal Trade Commission and the Securities and Exchange Commission;
  The extension of $600,000 in face amount of Secured Convertible Notes to a maturity date of August 7th 2015;
  A capital raise, with a minimum amount of $4.0 million (the “Minimum Offering”) and maximum amount of $6.0 million (the “Maximum Offering”), the proceeds of which shall be in escrow and close simultaneous with the closing of the Transaction (the “Offering”).

Assumption of Specified Liabilities

StationDigital will assume $600,000 of debt from the offering for existing liabilities of NIFTY and will issue additional stock of 2 million (2,000,000) shares of common stock for the remaining liabilities. NIFTY has the right to split up the shares as deem fit.

Confidentiality/No Shop

Until such time as the board of directors of StationDigital deems it appropriate to make a press release covering the Transaction, the parties will keep this Term Sheet and the provisions hereof confidential except that each may disclose the same to its financial advisors and attorneys as reasonably necessary for evaluation of the transaction and subject to confidentiality obligations equivalent to those in the Non-Disclosure Agreement by and between NIFTY and StationDigital.

Further, for a period of 90 days from the date hereof, NIFTY will not take any action to solicit, initiate, encourage, entertain, discuss, accept, consider or assist the submission of any proposal, negotiation or offer from any person or entity other than the Transaction contemplated hereby with StationDigital,

Governing Law	The binding provisions (referenced below) of this Term Sheet will be governed by and construed under the laws of the State of New York intended to apply to contracts made and to be performed within the State of New York without regard to its conflicts of law principles. The Definitive Agreement will also be governed by New York law.

Expenses	Each party will bear its own expenses in connection with the drafting, negotiating and execution of this Term Sheet and the Definitive Agreements.

Dispute Resolution	Any dispute arising under the binding provisions of this Term Sheet or under the Definitive Agreement will be resolved through binding arbitration through JAMS in New York, New York.

The parties hereto understand and acknowledge that this Term Sheet is for discussion purposes only and, except for the terms captioned “Confidentiality, “Governing Law,” “Expenses” and “Dispute Resolution” is not a legally binding agreement and that the failure to execute and deliver the Definitive Agreements will impose no liability on any party. If the terms of this Term Sheet are acceptable to the parties, please so indicate by executing below. This Term Sheet may be executed in counterparts, and the electronic signature of a party, such as a facsimile or .pdf, will be deemed an original.

Shares - Dilution Schedule
	Minimum		MidPoint		Maximum
Current SDIG	82,314,826	66.1%	82,314,826	64.6%	82,314,826	63.19%
Conversion of $2.4 Million of Notes (1)	5,333,333	4.3%	5,333,333	4.2%	5,333,333	4.1%
Issued to NIFTY	27,995,744	22.5%	28,640,188	22.5%	29,284,633	22.48%
Issued in Offering (2)	8,888,889	7.1%	11,111,111	8.7%	13,333,333	10.24%
Total	124,532,792	100.0%	127,399,459	100.0%	130,266,126	100.00%

(1)	Assuming all notes are converted as of the date of closing.
(2)	Assuming (i) all notes are converted as of the date of closing and (ii) such offering amounts are closed upon.

[Signature Page Follows]

In witness whereof, the undersigned execute this Term Sheet as of the date first set forth above.

StationDigital Corporation By: __/s/ Louis Rossi_________________ Louis Rossi Chief Executive Officer	Network Foundation Technologies, LLC By: __/s/ Marcus Morton________________ Marcus Morton Co-Founder and President